Mail Stop 03-06


May 3, 2005

Mr. Tetsuya Kawakami
Senior Managing Director
Matsushita Electric Industrial Co., Ltd.
1006, Oaza Kadoma, Kadoma-shi
Osaka 571-8501, Japan


		RE: 	Matsushita Electric Industrial Co., Ltd.
			Form 20-F for fiscal year ended March 31, 2004
      File No.  001-06784

Dear Mr. Kawakami,

	We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


								Sincerely,


								Martin F. James
								Senior Assistant Chief
Accountant